Exhibit 99.1
Farmer Bros. Co.
Reports Third Quarter Fiscal 2015 Financial Results

TORRANCE, Calif.--(GLOBE NEWSWIRE)—May 7, 2015—Farmer Bros. Co. (NASDAQ: FARM) today reported financial results for the third quarter ended March 31, 2015.

Third Quarter Fiscal 2015 Highlights:

•	Net sales increased 5.6% to $132.5 million in the third quarter;

•	Loss from operations improved $0.7 million to $(1.4) million in the third quarter compared to $(2.1) million;

•	Net loss was $(2.6) million, or $(0.16) per common share, in the third quarter compared to net income of $2.5 million, or $0.16 per diluted common share;

•	Restructuring and other transition expenses associated with the Company's recently announced Corporate Relocation Plan were $3.6 million in the third quarter; and

•
Non-GAAP Net income excluding restructuring and other transition expenses was $1.0 million, and non-GAAP Net income excluding restructuring and other transition expenses per common share-diluted was $0.06 in the third quarter (these non-GAAP measures are reconciled to the corresponding GAAP measures at the end of this press release).

(All comparisons above are to the third quarter of fiscal 2014.)

Third Quarter Fiscal 2015 Results:

Net sales for the third quarter of fiscal 2015 increased $7.0 million, or 5.6%, to $132.5 million from $125.5 million in the third quarter of the prior fiscal year primarily due to increases in sales of our coffee and other beverage products resulting primarily from the effects of pricing and product mix changes.
In the third quarter of fiscal 2015, we processed and sold approximately 20.9 million pounds of green coffee, down 3.9% versus the third quarter of fiscal 2014.

Mike Keown, President and CEO said, “We saw good top-line revenue growth in the third quarter driven primarily by price increases to customers under commodity-based pricing arrangements as well as our DSD-delivered street customers, more than offsetting the coffee volume softness we saw in the quarter.”

Gross profit in the third quarter of fiscal 2015 decreased $(1.5) million, or (3.1)%, to $46.6 million as compared to $48.1 million in the third quarter of fiscal 2014, primarily due to a 30% increase in the average cost of green coffee purchased, partially offset by the increase in net sales. Gross margin decreased 320 basis points to 35.1% in the fiscal quarter ended March 31, 2015 from 38.3% in the comparable period in the prior fiscal year, primarily due to the higher average cost of green coffee purchased.

Operating expenses in the third quarter of fiscal 2015 decreased $(2.1) million, or (4.3)%, to $48.0 million from $50.1 million in the third quarter of the prior fiscal year primarily due to decreases in selling, general and administrative expenses offset by $3.6 million in expenses incurred in relation to the Company's recently announced Corporate Relocation Plan.

Loss from operations in the third quarter of fiscal 2015 was $(1.4) million compared to $(2.1) million in the third quarter of the prior fiscal year.

Total other expense in the third quarter of fiscal 2015 was $(1.4) million as compared to total other income of $4.8 million in the third quarter of the prior fiscal year. Total other expense in the third quarter included net losses on coffee-related derivative instruments of $(1.8) million, as compared to net gains on coffee-related derivative instruments of $3.7 million in the third quarter of the prior fiscal year.

Income tax benefit in the third quarter of fiscal 2015 was $0.2 million compared to income tax expense of $(0.2) million in the third quarter of the prior fiscal year.

As a result, net loss in the third quarter of fiscal 2015 was $(2.6) million, or $(0.16) per common share, compared to net income of $2.5 million, or $0.16 per diluted common share, in the third quarter of the prior fiscal year.

Non-GAAP Financial Measures:

Non-GAAP Net income excluding restructuring and other transition expenses was $1.0 million, and
Non-GAAP Net income excluding restructuring and other transition expenses per common share—diluted for the third quarter of fiscal 2015 was $0.06 in the third quarter of fiscal 2015.

Adjusted EBITDA in the third quarter of fiscal 2015 decreased to $8.8 million from $11.1 million in the third quarter of the prior fiscal year.

Net income excluding restructuring and other transition expenses per common share—diluted and Adjusted EBITDA are non-GAAP financial measures; reconciliation tables of reported net income per common share—diluted to Net income excluding restructuring and other transition expenses per common share—diluted and reported net income to Adjusted EBITDA are included at the end of this press release.

Update on Corporate Relocation Plan:

On February 5, 2015, the Company announced a plan ("Corporate Relocation Plan") approved by the Board of Directors of the Company on February 3, 2015, pursuant to which the Company will close its Torrance, California facility and relocate these operations to a new manufacturing, distribution and corporate headquarters facility. The new facility will be located in the Town of Northlake, Denton County, Texas in the Dallas/Ft.Worth area. The Company expects to close its Torrance facility in phases beginning in the summer of 2015. Construction of the new facility and relocation are expected to be completed by the end of the summer of 2016. Approximately 350 positions are impacted as a result of the Torrance facility closure. The Torrance facility is expected to be sold after the relocation.

“We are pleased with the progress we have made in just a short amount of time, having now completed the transition of our Torrance, CA coffee production operations into our existing Houston, TX facility," said Mike Keown, President and CEO. Mr. Keown continued, “We believe our plans are on track, as we prepare for the next steps in our corporate relocation to our recently announced new site in Northlake, TX.”

Expenses related to the Corporate Relocation Plan in the nine months ended March 31, 2015 consisted of $2.5 million in employee retention and separation benefits, $0.1 million in expenses facility relocation costs related to the relocation of certain distribution centers and $2.0 million in other related costs including travel, legal, consulting and other professional services. Subject to the finalization of certain estimates, the Company estimates that it will incur approximately $25 million in cash costs in connection with the exit of the Torrance facility consisting of $14 million in employee retention and separation benefits, $4 million in facility relocation costs and $7 million in other related costs. The Company may also incur certain other non-cash asset impairment and pension-related costs which have not yet been determined.

Treasurer and CFO, Mark Nelson said, “As we execute our Corporate Relocation Plan, we remain focused on delivering high levels of customer service, while we streamline functions and processes to drive the supply-chain cost synergies we have outlined.”

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.

Investor Conference Call

Michael H. Keown, President and CEO, and Mark J. Nelson, Treasurer and CFO, will host an investor conference call today, May 7, 2015, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the Company’s results for the third quarter ended March 31, 2015 and to provide an update on the Corporate Relocation Plan.  The call will be open to all interested investors through a live audio web broadcast via the Internet at—http://edge.media-server.com/m/p/nhwdavmz—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing (844) 423-9890. The passcode/ID is 33431176 within the U.S. and Canada.

The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release, including the Company’s plans and expectations regarding the Corporate Relocation Plan, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the timing and success of implementation of the Corporate Relocation Plan, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net sales	$132,507	$125,525	$413,300	$398,183
Cost of goods sold	85,938	77,473	265,468	247,752
Gross profit	46,569	48,052	147,832	150,431
Selling expenses	37,653	42,592	115,702	117,528
General and administrative expenses	6,618	7,498	22,513	26,327
Restructuring and other transition expenses	3,596	—	4,570	—
Net losses (gains) from sales of assets	107	37	346	(13)
Operating expenses	47,974	50,127	143,131	143,842
(Loss) income from operations	(1,405)	(2,075)	4,701	6,589
Other income (expense):
Dividend income	294	276	879	802
Interest income	364	114	543	332
Interest expense	(474)	(277)	(889)	(1,042)
Other, net	(1,569)	4,664	(2,163)	3,244
Total other (expense) income	(1,385)	4,777	(1,630)	3,336
(Loss) income before taxes	(2,790)	2,702	3,071	9,925
Income tax (benefit) expense	(218)	196	232	904
Net (loss) income	$(2,572)	$2,506	$2,839	$9,021
Net (loss) income per common share—basic	$(0.16)	$0.16	$0.18	$0.57
Net (loss) income per common share—diluted	$(0.16)	$0.16	$0.17	$0.57
Weighted average common shares outstanding—basic	16,223,981	15,955,227	16,200,747	15,865,595
Weighted average common shares outstanding—diluted	16,223,981	16,082,186	16,343,138	15,963,755

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	March 31, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$9,412	$11,993
Restricted cash	7,192	—
Short-term investments	23,970	22,632
Accounts and notes receivable, net	44,300	42,230
Inventories	57,351	71,044
Income tax receivable	670	228
Short-term derivative assets	—	5,153
Prepaid expenses	3,630	4,180
Total current assets	146,525	157,460
Property, plant and equipment, net	90,377	95,641
Goodwill and intangible assets, net	6,741	5,628
Other assets	6,001	7,034
Deferred income taxes	414	414
Total assets	$250,058	$266,177
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,040	$44,336
Accrued payroll expenses	17,692	22,190
Short-term borrowings under revolving credit facility	10,096	78
Short-term obligations under capital leases	3,493	3,779
Short-term derivative liabilities	9,556	—
Deferred income taxes	1,169	1,169
Other current liabilities	6,181	5,318
Total current liabilities	77,227	76,870
Accrued postretirement benefits	19,279	19,970
Accrued pension liabilities	39,070	40,256
Accrued workers’ compensation liabilities	8,124	7,604
Other long-term liabilities—capital leases	3,265	5,924
Other long-term liabilities	327	—
Deferred income taxes	785	689
Total liabilities	$148,077	$151,313
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	$—	$—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,638,385 and 16,562,450 issued and outstanding at March 31, 2015 and June 30, 2014, respectively	16,638	16,562
Additional paid-in capital	36,485	35,917
Retained earnings	109,051	106,212
Unearned ESOP shares	(11,234)	(16,035)
Accumulated other comprehensive loss	(48,959)	(27,792)
Total stockholders’ equity	$101,981	$114,864
Total liabilities and stockholders’ equity	$250,058	$266,177

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with GAAP, we use certain non-GAAP financial measures, including “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Net income excluding restructuring and other transition expenses" and "Net income excluding restructuring and other transition expenses per common share—diluted" in assessing our operating performance. We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets.
We define “Adjusted EBITDA” as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, ESOP and share-based compensation expense, non-cash impairment losses, non-cash pension withdrawal expense, other similar non-cash expenses and, beginning in the quarter ended December 31, 2014, restructuring and other transition expenses associated with the Corporate Relocation Plan. Restructuring and other transition expenses are expenses that are directly attributable to the Corporate Relocation Plan, consisting primarily of retention and separation benefits, facility relocation costs and other related costs such as travel, legal, consulting and other professional services. We have excluded these restructuring and other transition expenses because we believe they are not reflective of our ongoing operating results. We define “Adjusted EBITDA Margin” as Adjusted EBITDA expressed as a percentage of net sales. We define “Net income excluding restructuring and other transition expenses” as net income (loss) excluding restructuring and other transition expenses associated with the Corporate Relocation Plan, net of tax. We define “Net income excluding restructuring and other transition expenses per common share—diluted” as net income excluding restructuring and other transition expenses divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.
Adjusted EBITDA, Adjusted EBITDA Margin, Net income (loss) excluding restructuring and other transition expenses and Net income excluding restructuring and other transition expenses per common share—diluted, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income to Adjusted EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
($ in thousands)	2015	2014	2015	2014
Net (loss) income, as reported	$(2,572)	$2,506	$2,839	$9,021
Income tax (benefit) expense	(218)	196	232	904
Interest expense	474	277	889	1,042
Depreciation and amortization expense	6,135	6,857	18,554	21,335
ESOP and share-based compensation expense	1,414	1,281	4,294	3,415
Restructuring and other transition expenses	3,596	—	4,570	—
Adjusted EBITDA	$8,829	$11,117	$31,378	$35,717
Adjusted EBITDA Margin	6.7%	8.9%	7.6%	9.0%

Set forth below is a reconciliation of reported net (loss) income to Net income excluding restructuring and other transition expenses, and reported net (loss) income per common share—diluted to Net income excluding restructuring and other transition expenses per common share—diluted (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
($ in thousands)	2015	2014	2015	2014
Net (loss) income, as reported	$(2,572)	$2,506	$2,839	$9,021
Restructuring and other transition expenses, net of tax of zero(1)	3,596	—	4,570	—
Net income excluding restructuring and other transition expenses	$1,024	$2,506	$7,409	$9,021

Net income per common share—diluted, as reported	$(0.16)	$0.16	$0.17	$0.57
Impact of restructuring and other transition expenses, net of tax of zero(1)	$0.22	$—	$0.28	$—
Net income excluding restructuring and other transition expenses per common share—diluted	$0.06	$0.16	$0.45	$0.57
__________
(1) The impact of restructuring and other transition expenses on the income tax (benefit) expenses was not material

Investor Contact:
Mark Nelson
(310) 787-5241